                          For Immediate Release
     March 18, 2020

Aleris Reports Fourth Quarter and Full Year 2019 Results
CLEVELAND, Ohio – March 18, 2020 – Aleris Corporation today reported results for the three months and year ended December 31, 2019.
Full Year Summary

▪	Net loss of $12 million compared to net loss of $92 million in 2018

▪	Record Adjusted EBITDA of $388 million compared to $276 million in 2018

▪	Global aerospace volumes increased on strong demand and regional growth in Asia Pacific

▪	Global automotive volumes up on higher North America demand; Europe automotive volumes unfavorably impacted by regional demand softness due to lower automotive production

▪	Favorable metal environment and improved rolling margins in North America
Fourth Quarter Summary

▪	Net loss of $28 million compared to net loss of $23 million in the fourth quarter of 2018

▪	Record fourth quarter Adjusted EBITDA of $80 million compared to $61 million in fourth quarter of 2018

▪	Global aerospace volumes increased on strong demand and regional growth in Asia Pacific

▪	Global automotive volumes slightly down as higher North America demand was offset by European demand softness due to lower automotive production

▪	North America mix and price improvements and favorable metal environment offset lower volumes due to increased competition from foreign imports

▪	Liquidity of approximately $353 million as of December 31, 2019
First Quarter Outlook

▪	First quarter 2020 segment income and Adjusted EBITDA are expected to be lower than first quarter 2019

▪
Global aerospace shipments are expected to decrease slightly as prior year volumes benefited from the timing of our annual maintenance outages in Koblenz and we executed a first quarter 2020 expansion-related outage in Zhenjiang

▪	North America automotive volumes are expected to decrease as a result of customer right-sizing inventories following a 2019 labor disruption in the automotive supply chain

▪	Softer European automotive production and industrial activity will continue to impact automotive, heat exchanger and regional products

▪	Unfavorable year-over-year rolling margins in North America due to increased foreign imports are expected to be offset by stronger productivity and operating efficiency

“In 2019 we saw the first full year of the earnings growth expected from our long-term strategy of investing in aerospace and automotive capabilities across the globe, as we delivered another record quarter which contributed to a 40 percent increase in Adjusted EBITDA on a full-year basis,” Sean Stack, Aleris Chairman and CEO said. “In addition to dealing with heightened market uncertainties associated with the coronavirus, we already anticipated some softening in demand in 2020 in the aerospace and automotive end uses and additional pressure from common alloy foreign imports in North America. Our strategic global footprint and continued focus on operational excellence will leave us well-positioned to perform and maximize expected volume opportunities with North America Building & Construction and Distribution customers.”

	For the three months ended		For the year ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped	187	203	858	873
Revenue	$725	$802	$3,376	$3,446
Commercial margin (1)	$347	$352	$1,559	$1,418
Segment income	$89	$67	$434	$349
Net loss	$(28)	$(23)	$(12)	$(92)
Adjusted EBITDA (1)	$80	$61	$388	$276
(1) See the attached tables for a reconciliation to the applicable GAAP measure.
Fourth Quarter 2019 Results
Aleris reported a net loss of $28 million in the fourth quarter of 2019 compared to a net loss of $23 million in the fourth quarter of 2018. Adjusted EBITDA was a fourth quarter record of $80 million, up from $61 million in the fourth quarter of 2018. Fourth quarter net loss and Adjusted EBITDA were affected by the following:

▪	improved rolling margins and favorable metal spreads increased Adjusted EBITDA approximately $12 million;

▪
an improved mix of products sold and a favorable year-over-year change in manufacturing cost absorption was partially offset by a decrease in volumes, increasing Adjusted EBITDA approximately $10 million. The improved mix of products sold resulted primarily from a 28 percent increase in global aerospace shipments, which benefited from strong European demand and growth in Asia Pacific;

▪	inflation more than offset productivity gains, decreasing Adjusted EBITDA approximately $1 million; and

▪	a weaker dollar unfavorably impacted Adjusted EBITDA approximately $2 million.
In addition to the factors affecting Adjusted EBITDA discussed above, net loss was also favorably impacted by:

▪
a $5 million decrease in start-up costs, as the North America autobody sheet (“ABS”) project at our Lewisport, Kentucky facility (the “North America ABS Project”) substantially exited the start-up phase on the second continuous annealing line with pre-treatment (“CALP”) during the third quarter of 2019 (the majority of the costs considered start-up expense in the prior year have been absorbed within Adjusted EBITDA); and

▪
a $2 million favorable variation in metal price lag. Metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales, net of hedge gains and losses.

These favorable changes to net loss were offset by a $31 million unfavorable change in unrealized derivative gains and losses ($12 million of unrealized losses in the fourth quarter of 2019 compared to $20 million of unrealized gains in the fourth quarter of 2018). Unrealized derivative gains and losses are combined with realized gains and losses on a single line in our Consolidated Statements of Operations. The realized derivative gains and losses are generally included in Adjusted EBITDA.
In the fourth quarter of 2019, capital expenditures were $52 million compared to $32 million in the fourth quarter of 2018.

As of December 31, 2019, Aleris had liquidity of approximately $353 million, which consisted of approximately $291 million of availability under our asset-based revolving credit facility (“ABL Facility”), $55 million of cash on hand and $8 million of cash restricted for the payment of the China loan facility. Both our borrowing base and ABL Facility utilization may fluctuate on a monthly basis due, in part, to changes in seasonal working capital and aluminum prices.
North America
North America segment income increased to $51 million in the fourth quarter of 2019 from $30 million in the fourth quarter of 2018. Segment Adjusted EBITDA increased to $52 million in the fourth quarter of 2019 from $32 million in the fourth quarter of 2018. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	improved rolling margins combined with favorable metal spreads and scrap availability increased segment Adjusted EBITDA approximately $14 million;

▪
an improved mix of products sold and a favorable year-over-year change in manufacturing cost absorption more than offset a 4 percent decrease in volumes, increasing segment Adjusted EBITDA approximately $5 million. The improved mix of products sold resulted from a 31 percent increase in shipments of ABS from our Lewisport facility. This increase was offset by a 31 percent decrease in distribution volumes as the Lewisport facility continues to shift capacity to ABS products, and 3 percent and 2 percent decreases in building and construction and truck trailer volumes, respectively, on unfavorable demand; and

▪	favorable productivity more than offset cost inflation, increasing segment Adjusted EBITDA approximately $1 million.
Europe
Europe segment income was $23 million in the fourth quarter of 2019 compared to $29 million in the fourth quarter of 2018. Segment Adjusted EBITDA was $22 million in the fourth quarter of 2019 compared to $31 million in the fourth quarter of 2018. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
a 16 percent decrease in volumes partly offset by an improved mix of products sold, decreasing segment Adjusted EBITDA approximately $3 million. A 20 percent increase in aerospace volumes was more than offset by volume decreases of 23 percent, 21 percent and 25 percent in automotive, heat exchanger and regional end-use volumes, respectively, as automotive production and industrial activity declined in the quarter;

▪
cost inflation, primarily wages, and unfavorable productivity decreased segment Adjusted EBITDA approximately $3 million. The unfavorable productivity resulted primarily from lower production requirements from the weaker demand in the region along with an unplanned outage in Duffel, Belgium; and

▪	the net impact of currency changes decreased segment Adjusted EBITDA approximately $2 million.
In addition to the factors above, segment income was impacted by a $3 million favorable variance in metal price lag.

Asia Pacific
Asia Pacific segment income increased to $15 million in the fourth quarter of 2019 from $8 million in the fourth quarter of 2018. Segment Adjusted EBITDA increased to $14 million in the fourth quarter of 2019 from $7 million in the fourth quarter of 2018. The primary performance driver for segment income and segment Adjusted EBITDA was an improved mix of products sold, resulting from a 47 percent increase in aerospace shipments, that increased segment Adjusted EBITDA approximately $8 million.
Potential Acquisition of Aleris Corporation
On July 26, 2018, we announced that we entered into a definitive agreement (the “Merger Agreement”) to be acquired by Novelis Inc., a subsidiary of Hindalco Industries Limited, for approximately $2.6 billion, including the assumption of the Company’s outstanding indebtedness (the “Merger”). The Merger is subject to customary regulatory approvals and closing conditions. There can be no assurance that the Merger will be consummated. See the Company’s Current Report on Form 8-K filed on July 27, 2018 for a more detailed discussion of the Merger Agreement and the transactions contemplated thereby, including the Merger.
Full Year Results
Key financial highlights for the year ended December 31, 2019 include:

▪
Revenues of $3,376 million compared to $3,446 million for the prior year. The decrease was attributable to overall lower volumes compared to the prior year, lower average aluminum prices included in our invoiced prices and the unfavorable impact of exchange rates on the translation of revenues. These decreases were partly offset by an improved mix of products sold, primarily related to an increase in aerospace and automotive volumes and improved rolling margins.

▪
Net loss of $12 million compared to a net loss of $92 million in the prior year. Higher Adjusted EBITDA, a decrease in debt extinguishment costs and lower start-up costs (the majority of which have been absorbed into Adjusted EBITDA) were partially offset by an unfavorable change in unrealized gains on derivatives, increased interest expense, increased business development costs, an increased tax provision and the non-recurrence of the gain recorded in the prior year related to the Real Industry, Inc. bankruptcy reorganization.

▪
Adjusted EBITDA increased to $388 million from $276 million in the prior year. An improved mix of products sold, improved rolling margins and a favorable metal environment in North America were partially offset by inflation and the absorption of expenses into Adjusted EBITDA during the current year that were previously classified as start-up costs.

▪
Cash provided by operating activities totaled $47 million in the current year compared to cash provided by operating activities of $22 million in the prior year. The current year cash provided by operating activities resulted from $194 million of cash from earnings, partially offset by cash used to fund a $148 million increase in net operating assets, including the payment of a €14 million (approximately $16 million) withholding tax to a non-U.S. taxing jurisdiction, which we expect to be refunded in 2020.

▪	Capital expenditures were $126 million in the current year compared to $108 million in the prior year.
Full Year Outlook
For 2020, we expect that segment income and Adjusted EBITDA will be lower than 2019. Volumes are expected to be higher compared to 2019 benefiting from improved U.S. housing industry conditions and higher distribution volumes in North America. However, increasing imports of common alloy products may limit our ability to realize additional distribution volumes and may also negatively impact rolling margins.

These increases are expected to be partly offset by lower global aerospace volumes resulting from the grounding of the Boeing 737 MAX. We also expect lower global automotive volumes based on continued demand softness in Europe and customer right-sizing of inventories in North America. Additionally, we are expecting increased productivity and improved operating efficiency in all three operating segments. We expect full year capital expenditures of approximately $140 million to $150 million. As a result of these factors, along with working capital improvements expected to be realized as our Lewisport facility’s operations stabilize following the completion of the North America ABS Project, we expect to generate positive cash flow in 2020.
Lastly, we are constantly monitoring the impact that the spread of coronavirus disease 2019 (“COVID-19”) might have on our operations and our customers. However, given the rapidly changing implications of the spread of COVID-19, it is difficult to assess its impact on our 2020 outlook at this time.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on March 18, 2020 at 9:00 a.m. Eastern Time. Sean M. Stack, chairman and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and asking for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about the Merger and our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund operations, capital expenditures and debt service obligations, as well as statements regarding trade cases, tariffs and other future governmental actions. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions or divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our operations and capital expenditure requirements and to meet our debt obligations; (7) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (8) our ability to retain the services of certain members of our management; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors (such as the outbreak of COVID-19); (12) variability in general economic or political conditions on a global or regional basis; (13) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (14) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (15) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed facilities; (17) our ability to access credit or capital markets; (18) the possibility that we may incur additional indebtedness in the future; (19) limitations on operating our business and incurring additional indebtedness as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under our outstanding indebtedness; (20) risks related to the Merger, including the possibility that the Merger may not be consummated; and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin (collectively, the “Non-GAAP Measures”) as performance metrics and believes these measures provide additional information commonly used by the holders of the 2023 Junior Priority Notes and parties to our Term Loan Facility and the ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the credit agreement governing the Term Loan Facility and the indenture governing the 2023 Junior Priority Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss before interest income and expense, provision for and benefit from income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs, loss on extinguishment of debt and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the credit agreement governing the Term Loan Facility and the indenture governing the 2023 Junior Priority Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

The Non-GAAP Measures, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate the Non-GAAP Financial Measures by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, the Non-GAAP Financial Measures are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use the Non-GAAP Financial Measures in addition to, and not as an alternative for, net income and loss, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. The Non-GAAP Financial Measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

Website Posting
We use our investor website (investor.aleris.com) as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor this channel, in addition to following our press releases, Securities and Exchange Commission ("SEC") filings, and public conference calls and webcasts. The content of our website is not, however, a part of this press release.
About Aleris
Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Revenues	$725.4	$801.7	$3,375.9	$3,445.9
Cost of sales	637.8	746.1	2,986.9	3,160.7
Gross profit	87.6	55.6	389.0	285.2
Selling, general and administrative expenses	52.5	60.0	208.4	213.7
Restructuring charges	2.6	2.7	4.6	4.8
Losses (gains) on derivative financial instruments	10.5	(28.1)	(7.7)	(47.0)
Other operating expense, net	1.9	1.8	3.1	3.5
Operating income	20.1	19.2	180.6	110.2
Interest expense, net	37.5	38.7	156.4	144.7
Debt extinguishment costs	—	—	—	48.9
Other expense (income), net	3.0	—	4.7	(10.3)
(Loss) income before income taxes	(20.4)	(19.5)	19.5	(73.1)
Provision for income taxes	7.5	3.7	31.3	18.5
Net loss	$(27.9)	$(23.2)	$(11.8)	$(91.6)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Segment income:
North America	$51.0	$30.5	$259.8	$196.0
Europe	22.9	28.8	130.1	129.8
Asia Pacific	14.7	7.6	44.0	23.6
Total segment income	88.6	66.9	433.9	349.4

Depreciation and amortization	(37.0)	(35.9)	(142.6)	(139.7)
Other corporate general and administrative expenses	(18.3)	(20.2)	(65.2)	(58.1)
Restructuring charges	(2.6)	(2.7)	(4.6)	(4.8)
Interest expense, net	(37.5)	(38.7)	(156.4)	(144.7)
Unallocated (losses) gains on derivative financial instruments	(11.7)	19.6	(35.3)	22.6
Unallocated currency exchange gains (losses)	0.6	0.1	(0.3)	(2.3)
Start-up costs	(0.8)	(6.3)	(7.6)	(55.0)
Loss on extinguishment of debt	—	—	—	(48.9)
Other (expense) income, net	(1.7)	(2.3)	(2.4)	8.4
(Loss) income before income taxes	$(20.4)	$(19.5)	$19.5	$(73.1)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the year ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Metric tons of finished product shipped:
North America	113.7	119.0	517.4	517.5
Europe	65.2	76.9	310.8	330.4
Asia Pacific	9.2	7.6	35.1	29.4
Intra-entity shipments	(1.5)	(0.7)	(5.3)	(4.7)
Total metric tons of finished product shipped	186.6	202.8	858.0	872.6

Revenues:
North America	$407.7	$443.8	$1,935.0	$1,915.7
Europe	272.3	322.7	1,275.9	1,407.4
Asia Pacific	51.3	39.5	186.6	148.8
Intra-entity revenues	(5.9)	(4.3)	(21.6)	(26.0)
Consolidated revenues	$725.4	$801.7	$3,375.9	$3,445.9

Commercial margin(1):
North America	$202.2	$188.6	$888.2	$754.0
Europe	117.2	144.3	578.7	595.7
Asia Pacific	27.4	19.6	91.9	68.5
Total commercial margin(2)	$346.8	$352.4	$1,558.8	$1,418.1

Commercial margin per metric ton shipped:
North America	$1,778.0	$1,584.2	$1,716.5	$1,457.0
Europe	1,797.2	1,853.5	1,862.1	1,797.3
Asia Pacific	2,984.0	2,585.6	2,619.0	2,326.7

Segment Adjusted EBITDA(1):
North America(3)	$52.4	$31.7	$257.0	$162.1
Europe	22.2	30.7	125.1	128.7
Asia Pacific	14.4	7.4	42.7	22.2
Corporate	(8.5)	(9.2)	(36.7)	(37.0)
Total Adjusted EBITDA	$80.5	$60.6	$388.1	$276.0

Segment Adjusted EBITDA per metric ton shipped:
North America	$460.7	$266.0	$496.6	$313.2
Europe	340.9	394.0	402.5	388.4
Asia Pacific	1,570.7	972.5	1,216.9	753.9
Aleris Corporation	431.1	297.3	452.4	316.0

(1) See the following tables for a reconciliation to the applicable GAAP measure.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(3) Segment Adjusted EBITDA excludes start-up operating expenses and losses incurred during the start-up period. For the three months ended December 31, 2019 and 2018, start-up costs were $0.8 million and $3.5 million, respectively. For the year ended December 31, 2019 and 2018, start-up costs were $7.8 million and $45.3 million, respectively.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	December 31, 2019	December 31, 2018
Current Assets
Cash and cash equivalents	$54.6	$108.6
Accounts receivable, net	322.7	308.8
Inventories	768.8	772.9
Prepaid expenses and other current assets	51.6	62.7
Total Current Assets	1,197.7	1,253.0
Property, plant and equipment, net	1,358.7	1,395.0
Intangible assets, net	30.4	32.5
Deferred income taxes	57.4	60.2
Other long-term assets	68.0	38.7
Total Assets	$2,712.2	$2,779.4

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$279.5	$374.8
Accrued liabilities	198.0	198.1
Current portion of long-term debt	72.9	21.9
Total Current Liabilities	550.4	594.8
Long-term debt	1,884.5	1,906.4
Deferred revenue	51.6	65.0
Deferred income taxes	0.5	0.9
Accrued pension benefits	185.3	163.7
Accrued postretirement benefits	29.4	29.6
Other long-term liabilities	71.7	46.1
Total Long-Term Liabilities	2,223.0	2,211.7
Stockholders’ Deficit
Common stock; par value $.01; 45,000,000 shares authorized; 32,525,615 and 32,380,867 shares issued at December 31, 2019 and 2018, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	437.5	431.8
Accumulated deficit	(304.0)	(292.2)
Accumulated other comprehensive loss	(195.0)	(167.0)
Total Stockholders’ Deficit	(61.2)	(27.1)
Total Liabilities and Stockholders’ Deficit	$2,712.2	$2,779.4

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Operating activities
Net loss	$(27.9)	$(23.2)	$(11.8)	$(91.6)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	37.0	35.9	142.6	139.7
Provision for (benefit from) deferred income taxes	0.3	(3.0)	7.1	2.0
Stock-based compensation expense	2.8	6.4	8.2	9.2
Unrealized losses (gains) on derivative financial instruments	11.7	(19.9)	35.2	(23.1)
Amortization of debt issuance costs	2.3	2.3	9.1	5.9
Loss on extinguishment of debt	—	—	—	48.9
Non-cash gain	—	—	—	(11.1)
Other	1.3	1.4	3.9	6.5
Changes in operating assets and liabilities:
Change in accounts receivable	78.4	100.3	(18.2)	(45.7)
Change in inventories	(7.6)	(47.8)	(2.7)	(183.5)
Change in other assets	8.4	5.1	(13.6)	9.9
Change in accounts payable	(29.4)	7.8	(90.9)	84.7
Change in accrued and other liabilities	(4.2)	24.2	(22.2)	70.5
Net cash provided by operating activities	73.1	89.5	46.7	22.3
Investing activities
Payments for property, plant and equipment	(52.0)	(31.9)	(125.7)	(108.2)
Other	(0.3)	(1.3)	(1.0)	(2.0)
Net cash used by investing activities	(52.3)	(33.2)	(126.7)	(110.2)
Financing activities
Proceeds from revolving credit facilities	37.1	75.0	195.5	295.3
Payments on revolving credit facilities	(42.2)	(70.7)	(143.4)	(355.1)
Proceeds from term loan, net of discounts	—	—	—	1,483.0
Payments on term loan and notes, including premiums	(2.8)	(2.8)	(11.0)	(1,292.2)
Net payments on other long-term debt and finance leases	(1.5)	(1.3)	(12.1)	(9.9)
Debt issuance costs	—	(0.5)	—	(21.0)
Other	(1.9)	(2.2)	(1.9)	(2.4)
Net cash (used) provided by financing activities	(11.3)	(2.5)	27.1	97.7
Effect of exchange rate differences on cash, cash equivalents and restricted cash	1.2	(0.2)	(0.6)	(2.2)
Net increase (decrease) in cash, cash equivalents and restricted cash	10.7	53.6	(53.5)	7.6
Cash, cash equivalents and restricted cash at beginning of period	51.4	62.0	115.6	108.0
Cash, cash equivalents and restricted cash at end of period	$62.1	$115.6	$62.1	$115.6

Cash and cash equivalents	$54.6	$108.6	$54.6	$108.6
Restricted cash (included in “Prepaid expenses and other current assets”)	7.5	7.0	7.5	7.0
Cash, cash equivalents and restricted cash	$62.1	$115.6	$62.1	$115.6

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net Loss and Cash Flows Provided by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Adjusted EBITDA	$80.5	$60.6	$388.1	$276.0
Unrealized (losses) gains on derivative financial instruments	(11.7)	19.6	(35.2)	22.7
Restructuring charges	(2.6)	(2.7)	(4.6)	(4.8)
Unallocated currency exchange gains (losses) on debt	0.6	0.1	(0.2)	(2.3)
Stock-based compensation expense	(2.8)	(6.4)	(8.2)	(9.2)
Start-up costs	(0.8)	(6.3)	(7.6)	(55.0)
(Unfavorable) favorable metal price lag	(0.5)	(2.9)	9.2	36.3
Loss on extinguishment of debt	—	—	—	(48.9)
Other	(8.6)	(6.9)	(23.0)	(3.5)
EBITDA	54.1	55.1	318.5	211.3
Interest expense, net	(37.5)	(38.7)	(156.4)	(144.7)
Provision for income taxes	(7.5)	(3.7)	(31.3)	(18.5)
Depreciation and amortization	(37.0)	(35.9)	(142.6)	(139.7)
Net loss	(27.9)	(23.2)	(11.8)	(91.6)
Depreciation and amortization	37.0	35.9	142.6	139.7
Provision for (benefit from) deferred income taxes	0.3	(3.0)	7.1	2.0
Stock-based compensation expense	2.8	6.4	8.2	9.2
Unrealized losses (gains) on derivative financial instruments	11.7	(19.9)	35.2	(23.1)
Amortization of debt issuance costs	2.3	2.3	9.1	5.9
Loss on extinguishment of debt	—	—	—	48.9
Non-cash gain	—	—	—	(11.1)
Other	1.3	1.4	3.9	6.5
Change in operating assets and liabilities:
Change in accounts receivable	78.4	100.3	(18.2)	(45.7)
Change in inventories	(7.6)	(47.8)	(2.7)	(183.5)
Change in other assets	8.4	5.1	(13.6)	9.9
Change in accounts payable	(29.4)	7.8	(90.9)	84.7
Change in accrued and other liabilities	(4.2)	24.2	(22.2)	70.5
Net cash provided by operating activities	$73.1	$89.5	$46.7	$22.3

Aleris Corporation

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
North America
Segment income	$51.0	$30.5	$259.8	$196.0
Unfavorable (favorable) metal price lag	1.4	1.2	(2.9)	(33.9)
Segment Adjusted EBITDA (1)	$52.4	$31.7	$257.0	$162.1

Europe
Segment income	$22.9	$28.8	$130.1	$129.8
(Favorable) unfavorable metal price lag	(0.6)	1.9	(5.0)	(1.0)
Segment Adjusted EBITDA (1)	$22.2	$30.7	$125.1	$128.7

Asia Pacific
Segment income	$14.7	$7.6	$44.0	$23.6
Favorable metal price lag	(0.3)	(0.2)	(1.3)	(1.4)
Segment Adjusted EBITDA (1)	$14.4	$7.4	$42.7	$22.2

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the year ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
North America
Revenues	$407.7	$443.8	$1,935.0	$1,915.7
Hedged cost of metal	(206.9)	(256.4)	(1,043.9)	(1,127.8)
Unfavorable (favorable) metal price lag	1.4	1.2	(2.9)	(33.9)
Commercial margin	$202.2	$188.6	$888.2	$754.0

Europe
Revenues	$272.3	$322.7	$1,275.9	$1,407.4
Hedged cost of metal	(154.5)	(180.3)	(692.2)	(810.7)
(Favorable) unfavorable metal price lag	(0.6)	1.9	(5.0)	(1.0)
Commercial margin	$117.2	$144.3	$578.7	$595.7

Asia Pacific
Revenues	$51.3	$39.5	$186.6	$148.8
Hedged cost of metal	(23.6)	(19.7)	(93.4)	(78.9)
Favorable metal price lag	(0.3)	(0.2)	(1.3)	(1.4)
Commercial margin	$27.4	$19.6	$91.9	$68.5

Aleris Corporation
Revenues	$725.4	$801.7	$3,375.9	$3,445.9
Hedged cost of metal	(379.1)	(452.2)	(1,807.9)	(1,991.5)
Unfavorable (favorable) metal price lag	0.5	2.9	(9.2)	(36.3)
Commercial margin	$346.8	$352.4	$1,558.8	$1,418.1